                                                                   Exhibit 10.16

[ARTISAN COMPONENTS LOGO]

July 31, 1996

Mr. Larry Fagg

Dear Larry:

Artisan Components, Inc. ("Artisan") is pleased to offer you the position of Vice President of Worldwide Sales reporting directly to me. Your starting base salary will be $140,000 per year with an opportunity to earn an additional $100,000 in sales commissions at 100% of your annual fiscal year target. For the first six months of your employment, Artisan will advance up to 100% of your monthly commissions at target (i.e. up to $9,167 per month) at your request. Up to half of the total amount advanced to you will be recoverable by Artisan should you fall short of reaching you annual sales target.

Since we believe you will be making a significant contribution to the success of Artisan Components, we are offering you an option of 218,863 shares of Artisan common stock. The exercise price of your option will be fair market value as determined by the board of directors on the date the option is granted. This stock vests ratably over a four-year period from your date of hire, however you must work for the company for one year before any stock vests to you.

In the event of a "Change of Control" which is defined as the acceptance of Artisan of any offer from an entity to acquire any shares of voting stock which would result in such entity owning more than 50% of the voting stock of Artisan then outstanding that results in the termination of your employment with Artisan, you will receive a severance payment equal to six months of base salary and commissions at target. You will also be allowed to continue to participate in Artisan's benefit programs for a period of six months after the effective date of your termination at no cost to you. In addition, one half of your remaining unvested stock options will immediately vest from the effective date of your termination.

We offer a comprehensive benefit program and you will be eligible to participate in most of it on your date of hire. These benefits are summarized on the attached Benefits at a Glance form, and will be explained to you in detail once you are on board. We are looking forward to having you join us.

Best regards,

/s/ Mark Templeton
Mark Templeton,
President

Please acknowledge your acceptance by signing and returning one copy of this letter.

/s/ Larry J. Fagg
-----------------
Accepted